Exhibit 10.97

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (“Amendment”) is made and entered into as of the 30th day of November, 2003 (the “Effective Date”) by and between JMA Robinson Redevelopment, LLC, a Delaware limited liability company (“Landlord”), and EQUINIX, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. 600 SEVENTH STREET ASSOCIATES, INC., a California corporation (“Associates”) and Tenant entered into that certain Telecommunications Office Lease (the “Original Lease”) dated August 8, 1999, pursuant to which Associates leased to Tenant, and Tenant leased from Associates, certain space (the “Premises”) consisting of (i) approximately 67,000 rentable square feet of space located on the sixth (6th) floor, (ii) approximately 65,000 rentable square feet of space located on the seventh (7th) floor, and (iii) approximately 2,000 rentable square feet of space located on the roof, of that certain Building located at 600 West Seventh Street, Los Angeles, California 90014.

B. Associates and Tenant subsequently amended the Original Lease pursuant to that certain letter agreement dated August 24, 2000 (the “First Amendment”). The Original Lease and the First Amendment shall sometimes collectively herein be referred to as the “Lease”.

C. Landlord has succeeded to the interest of Associates and its successor, Carrier Center LA, Inc. (“CCLA”), as the “landlord” under the Lease.

D. Landlord and Tenant now desire to amend the Lease in certain respects, including to alter the manner in which the Landlord can recapture unused electrical capacity for the Premises, all as more provided below.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized Terms. Except as otherwise expressly provided herein to the contrary, all capitalized terms used in this Amendment shall have the same meanings given such terms in the Lease.

2. Recapture of Unused Amperage. The last sentence of Section 6.1.2 of the Original Lease is hereby deleted in its entirety and replaced along with new subsections 6.1.2.1 through 6.1.2.3 with the following:

“Commencing on January 1, 2005 (the “New Vesting Date”), in the event Landlord reasonably determines in good faith that another tenant of the Building may need electrical capacity and Landlord does not otherwise have such electrical capacity available for use in the Building, Landlord shall have the right (the “Landlord Amp Recapture Right”), to meter and test Tenant’s connected peak amperage load used at the Premises for possible recapture pursuant to the terms set forth in Subsections 6.1.2.1 through 6.1.2.3 below. Landlord shall provide Tenant thirty (30) days advance written notice of its exercise of the Landlord Amp Recapture Right (the “Electrical Testing Notice”).

6.1.2.1 In the event that over a fifteen (15) day period immediately following the thirty (30) day advance notice period for the Electrical Testing Notice, Landlord’s metering and testing procedures demonstrate that Tenant is not utilizing on a daily average business day basis all of the amps initially reserved by Tenant in Section 6.1.2, Landlord may reclaim up to seventy-five percent (75%) of any amperage Landlord reasonably determines through such process is being unused by Tenant.

6.1.2.2 Notwithstanding the foregoing, Tenant shall have the right to extend the New Vesting Date for a period of eighteen (18) months in the event Tenant recommences and diligently pursues new plans for the construction of the seventh (7th) floor component of the Premises pursuant to the requirements of Article VIII below; provided that if Tenant stops or suspends such seventh floor construction plans for more than sixty (60) days due to reasons other than force majeure, Landlord Amp Recapture Right shall immediately vest and Tenant should be subject to the metering and recapture process described in the preceding sentence.

6.1.2.3 At any time prior to Landlord’s recapture of any unused amperage, Tenant shall have the right to extend the New Vesting Date for a period of eighteen (18) months by paying to Landlord, within twenty (20) days of completion of Landlord’s fifteen (15) day testing period, an amount equal to seventy five dollars ($75.00) multiplied by the number of amps Landlord has the right to recapture pursuant to this Section 6.1.2.”

3. Representations and Warranties.

a. Landlord Representations. Landlord hereby represents and warrants to Tenant that to the best of Landlord’s knowledge Tenant is not in default of any of its obligations under the Lease as of the Effective Date.

b. Tenant Representations. Tenant hereby represents and warrants to Landlord that to the best of Tenant’s knowledge Landlord is not in default of any of its obligations under the Lease as of the Effective Date.

4) Attorneys’ Fees. Should any dispute arise among the parties hereto or the legal representatives, successors and assigns concerning any provision of this Amendment or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief that may be granted, to recover reasonable attorneys’ fees and legal costs in connection with such dispute.

5) Counterparts. This Amendment may be executed in any number of original counterparts. Any such counterpart, when executed, shall constitute an original of this Amendment, and all such counterparts together shall constitute one and the same Amendment.

6) No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been entered into as of the day and year first above written.

“Landlord”

JMA ROBINSON REDEVELOPMENT, LLC, a Delaware limited liability company

By:	JMA Robinson Investors, LLC, a Delaware limited liability company; Its: Sole Member

	By:	JMA Wired, LLC, a Delaware limited liability company; Its: Managing Member

		By:	/s/ Arthur Chapman
Name: Arthur Chapman
Title: Member

“Tenant”:

EQUINIX, INC., a Delaware corporation

By:	/s/ Renee F. Lanam
Name: Renee F. Lanam
Title: Chief Financial Officer